EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Incentive Plan of Peregrine Pharmaceuticals, Inc. of our report dated July 8, 2005, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2005, Peregrine Pharmaceuticals, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Orange County, California
December 5, 2005